Exhibit 10.18

8510A Corridor Road
Savage. Maryland 2076
Telephone 301 617-9080
Facsimile 301 617-9075

May 28, 2004

Applera Corporation, acting by and through its Celera Genomics Group
PE Corporation (NY)
301 Merritt 7
Norwalk, Connecticut 06851-1070

Re: Amendment No. 5 to livestock Database License Agreement effective as of February 28, 2002, as amended to date through the October 1, 2003 Amendment No. 4 (the “License Agreement”), by and between Applera Corporation, a Delaware Corporation (successor to its wholly-owned subsidiary, PE CORPORATION (NY), a New York corporation), through the Celera Genomics Group (“Celera”), and MetaMorphix, Inc., a Delaware corporation (“MMI”)

Ladies and Gentlemen:

     This Amendment No. 5 shall serve as confirmation of the agreement by Applera Corporation, acting through its Celera Genomics Group, to amend the License Agreement (most previously amended by the letter agreement dated October 1, 2003) as follows:

1.	MMI anticipates entering into a “Swine Improvement Agreement” with Monsanto, which would be a “Porcine Deal” and result in Monsanto being MMI’s “Foundation Customer” for the “Porcine Product” (as these terms are defined in the License Agreement).

2.	As part of the Swine Improvement Agreement, MMI anticipates providing Monsanto with a license to access any and all swine genomics information owned, licensed by, or otherwise controlled by MMI, (including without limitation porcine sequence reads and consensus sequence, identification of the animal/breed from which each sequence was derived, sequence contig files identifying the approximately 631,000 “in silico” single nucleotide polymorphisms (SNPs), and comparative sequence analysis from which approximately 217,000 porcine SNPs with synteny to human sequences were identified) (the “Anticipated Porcine License(s)”). Notwithstanding anything in Sections 2.1, 2.2, 2.6(b), and any other Section of the License Agreement that would be deemed to prevent MMI from accomplishing the Anticipated Porcine License(s), and contingent at all times upon the obligations of Section 3 of this Amendment No. 5, Celera does hereby consent to allow MMI to sublicense to Monsanto Company, its successors and assigns (“Monsanto”), and thereby provide access to Monsanto of the porcine-specific portions (or other portions deemed relevant or necessary to Monsanto’s use of the Anticipated Porcine License(s)) of the “Agreement Products and Technology,” “EPP Subscription;" and “EPP SNP Map Subscription” (as these terms are defined in the License Agreement). Notwithstanding anything in this Amendment No. 5 to the contrary, the Anticipated Porcine License (s) shall provide in all relevant parts that Monsanto may not

Applera Corporation, acting by and
through its Celera genomics Group
May 23, 2004

sublicense such “Agreement Products and Technology,” “BPP Subscription,” and “BPP SNP Map Subscription”, including any of the contents thereof, to Monsanto’s sublicensees and shall not permit access to such information to Monsanto’s sublicensees.

3.	Celera’s consent extended to MMI under Section 2 of this Amendment No. 5 may be immediately revoked and rescinded by Cetera upon any of the following events:

i.	MMI’s failure to execute with Monsanto the Swine Improvement Agreement by June 30, 2004;

ii.	Monsanto’s failure to make payment to MMI as specified in the Swine Improvement Agreement; or

iii.	MMI’s failure to make payment to Cetera as specified in this Section 3 below.

Notwithstanding anything in Section 6.3 of the License Agreement to the contrary, MMI shall pay the $1,000,000 due to Celera upon receiving consideration for a Porcine Deal, in two installments, as follows: the first $500,000 payment to be received by MMI from Monsanto (which is due within thirty (30) days after signing the Swine Improvement Agreement) shall be paid to Celera by wire transfer within twenty-four (24) hours of MMI’s receipt of it and the second $500,000 payment (which is due to MMI thirty (30) days after its delivery of the MMI Swine Genomics Database) shall be paid to Celera by wire transfer within twenty-four (24) hours of MMI’s receipt of it. MMI shall notify Celera immediately in the event that Monsanto fails to make payment to MMI as required by the Swine Improvement Agreement.

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Applera Corporation, acting by and
through its Celera genomics Group
May 28, 2004

     This Amendment No. 5 shall be deemed an amendment to the License Agreement. All references to the License Agreement and any document, instrument, agreement, or writing hereafter shall be deemed to refer to the License Agreement, as amended by this Amendment No. 5 (and the prior four Amendments). However, except as expressly provided herein, the License Agreement shall remain in full force and effect without amendment or modification. This Amendment shall be effective as of May 28, 2004, upon (and not before) its execution and delivery by both parties as indicated below and, upon such effectiveness, it shall be deemed to contain the entire agreement and understanding of the parties regarding its subject matter.

Very truly yours, METAMORPHIX, INC.
By:	/s/ Edwin . Quattlebaum
Edwin . Quattlebaum Ph.D.
President and CEO

Accepted and Agreed as of May 28, 2004 by:

APPLERA CORPORATION, acting through Its Celera Genomics Group

By:	/s/ Ugo DeBlasi
	Name:	Ugo DeBlasi
	Title:	Vice President and Controller